April 13, 2015

Shareholder Update from CEO Jeffrey E. Holman

Key Point: Implementing a three prong strategy for growth and return to profitability addressing $3.5 billion market opportunity:

●	Regional expansion of company owned high margin retail stores

●	Develop robust e-commerce sales channel

●	Build out wholesale distribution channel

To the Vapor Corp. Shareholders:

There are many exciting developments happening at Vapor Corp. following our merger with Vaporin, several of which are of paramount importance to our strategy for growth and a return to profitability. This merger is the latest development of our long-term strategy to become one of the leading companies in the $3.5 billion U.S. vaporizer and electronic cigarette market. With the merger behind us, we now have in place a formidable, three pronged strategy to drive future growth, namely, company owned direct-to-consumer retail locations, e-commerce and wholesale distribution.

As you know, our industry has experienced a tremendous period of growth and has continually evolved over the past several years. The major driver of this evolution has been a maturing of consumer tastes. This in turn triggered the development of new technologies, as well as an almost infinite number of new flavor profiles. The result is a wide variety of choices and a groundbreaking customizable experience for our customers.

Vapor Corp. was one of the first companies to identify the shift in consumer demand from electronic cigarettes to refillable “vaporizers”. Vaporizers provide a significantly better delivery method, with a more upscale look and feel compared to electronic cigarettes. Our VaporX® brand of vaporizers, e-liquids and accessories have pioneered the industry and we continue to develop new technologies that enhance consumer experience. One example is our latest vaporizer with patent pending biometric fingerprint locking technology, which we introduced last year at the Consumer Electronics Show, and are preparing for commercial launch in the second quarter of 2015. This feature provides a level of protection from misuse not available from any other device on the market.

We will continue to market our new and existing lines of products through our established wholesale distribution network of c-stores, food, drug and mass retail channels across the United States. That said, we are adjusting our approach in the wholesale business to focus more squarely on retailers with higher and faster sell-through capabilities. This change will reduce our exposure to the risk of returns, and includes our shift in product focus as we concentrate our efforts more on vaporizers and less on e-cigs.

One of the most pronounced changes the rapidly growing vaporizer market has had on the segment is that it has driven customers away from traditional retailers towards specialty vaporizer retail locations. The “vape shop” retail channel has quickly become a nearly $1.2 billion segment, comprising roughly 60% of the $2 billion vaporizer portion of the $3.5 billion vaping market. We believe this retail channel offers tremendous growth opportunities for Vapor Corp. and in mid-2014 we began implementing a proprietary retail strategy operating under the “emagine vapor” retail brand. Through the merger of Vaporin, which owns “The Vape Store” retail brand, we are focused on building out a significant retail footprint throughout the country.

Looking ahead, as we advance our strategy to expand upon the existing retail footprint of 5 emagine vapor and 10 The Vape Store locations, we are currently poised to have a total of 20 - 30 of our branded retail vape stores opened before the end of fiscal 2015. Our goal is to have our stores become the first national vaporizer retailer over the next few years.

The Vape Store retail model represents an important paradigm shift for our company. Our current retail stores are operating with high net margins and will play an important role in returning the company to profitability.

In addition, we will be offering a franchise model under The Vape Store brand in the next several weeks. This could potentially allow Vapor Corp. to have a significant national presence much faster than if the model was rolled out with company owned stores alone.

Through this retail strategy we will continue to sell our own branded vaporizers, e-liquids and accessories, as well as a full selection of other leading cutting edge products. By effectively managing our product mix we can keep even the most experienced “vapers” engaged and satisfied, which results in loyal customers. This is critical, as many of our products are consumables and customer satisfaction and loyalty means continued and steady purchasing habits. This direct to consumer retail strategy has helped further diversify our business and also generates much higher margins than can be achieved through traditional wholesale distribution channels.

Our three pronged strategy significantly leverages a number of key operating strengths. First, we are able to leverage our supply chain management to support our e-commerce, wholesale and retail operations. Second, Vaporin’s existing retail stores provide a proven successful and scalable retail model, one that could become the Starbucks/Best Buy of the vaping industry. We anticipate that these valuable assets will help us to achieve sustainable category leadership.

To further support the shift to a store-centric model, we are actively building brand awareness through innovative social media marketing activities, price promotions, in-store and on-premises promotions, public relations campaigns, and trade show participation. We also intend to further expand our advertising activities in fiscal 2015.

As we have demonstrated, Vapor Corp. remains nimble and well-positioned to capitalize on our strategic investments. We look forward to achieving future growth and delivering value to our shareholders throughout 2015 and beyond.

Sincerely,

Jeffrey E. Holman

Chairman and CEO

Vapor Corp.

Safe Harbor Statement

This letter contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, including but not limited to statements regarding opening up 10-15 new stores, continued growth and expansion, and anticipated increased advertising activities. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to raise capital in order to fund our anticipated expansion; the inability to realize expected cost savings and synergies from the merger of Vapor with Vaporin in the amounts or in the timeframe anticipated; a decline in the economy or a decline in consumer preference for vaporizers, as well as the risk factors set forth in Vapor Corp.’s Form 10-K filed on March 31, 2015. These forward-looking statements are made as of the date of this letter, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.